Exhibit 99.1

eFunds Reports Fourth Quarter and Full Year 2003 Results
- Diluted Earnings Per Share of $0.21 for Fourth Quarter of 2003 -
- Diluted Earnings Per Share of $0.61 for 2003 -

Scottsdale, ARIZONA, March 3, 2004 — eFunds Corporation (NYSE: EFD), a leading provider of risk management, electronic payments, ATM and global outsourcing solutions, today reported its financial results for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter of 2003, the Company reported net income of $10.1 million, or $0.21 per diluted share, compared with net income of $881,000, or $0.02 per diluted share, in the fourth quarter of 2002. Operating income was $13.0 million, or 9.6 percent of net revenue, compared to operating income of $2.0 million, or 1.5 percent of net revenue reported in the fourth quarter of 2002. Results for the fourth quarter of 2003 included a $1.6 million charge, primarily related to the write-off of in-process research and development following the Company’s acquisition of Oasis Technologies Ltd. and a $1.4 million benefit from a reduction of the reserve for estimated future losses on government services contracts. Net revenue increased $3.8 million to $135.4 million in the fourth quarter of 2003 compared to net revenue of $131.6 million reported in the fourth quarter of 2002.

The improvement in the fourth quarter earnings compared to the prior year period was driven by cost reductions from ongoing operational improvements, a reduction in professional fees and a lower tax rate.

“2003 was a very successful year for eFunds,” said Paul F. Walsh, Chairman and Chief Executive Officer. “Under the leadership of our new management team, we implemented a back to basics approach to running our business and made considerable progress towards our stated objectives of improving operating efficiencies, enhancing our ability to serve our customers and increasing financial returns for our shareholders. We delivered solid earnings growth, which was driven by continuing demand for our products and improved efficiencies in our operations, and we generated substantial cash during the year. In our fourth quarter results, we reported year-over-year operating improvements across all of our business segments and reduced corporate overhead, which reflects the continuing progress of our efforts in 2003.”

“We also took important steps to build a solid operating platform for future growth. During 2003, we expanded our geographic reach with the acquisition of Oasis Technologies and we developed strategic alliances with MasterCard, Bisys and the CO-OP Network – all important steps in the execution of our long-term strategic plan. We have clearly accomplished our goal of leaving 2003 with more momentum behind our business than we had at the start of the year.”

Full-Year Financial Highlights
For the year ended December 31, 2003, net income increased to $28.9 million, or $0.61 per diluted share, compared to net income of $24.6 million, or $0.53 per diluted share reported in 2002. Reported operating income increased $3.3 million to $38.7 million, or 7.3 percent of net revenue in 2003, as compared to operating income of $35.4 million, or 6.5 percent of net revenue, reported in 2002.

Results for the full year of 2003 included $4.2 million in restructuring and other charges and a $3.7 million benefit from a reduction of the reserve for estimated future losses on government services contracts. 2003 results were also positively impacted by a decrease in the Company’s estimated annual effective tax rate from approximately 32 percent to just under 28 percent, primarily due to the recognition of certain tax deductions available to the Company, some of which related to prior tax years.

Results for the full year of 2002 included $16.5 million in restructuring and other charges and a $2.0 million benefit from a reduction of the reserve for estimated future losses on government services contracts.

eFunds recorded net revenue of $532.1 million for the year ended December 31, 2003, compared to net revenue of $543.1 million recorded in 2002. This revenue decline is largely attributable to the loss of the STAR and EMEVS contracts during 2002 and a decline in revenues from IT consulting services during 2003 compared to last year. The effect of the revenue declines was somewhat offset by increased revenue from ATM acquisitions completed in 2002 and new EBT contracts.

2004 Financial Outlook
eFunds presently anticipates full year net revenues for 2004 will increase approximately 5 to 10 percent over the net revenues recorded in 2003. Additionally, the Company expects diluted earnings per share to increase 25 to 30 percent in 2004 over the diluted earnings per share of $0.61 reported in 2003, which is in line with the current consensus of analyst estimates published on FirstCall. The Company expects to generate operating cash flows in 2004 in line with the level achieved in 2003.

The foregoing expectations reflect the following assumptions:

•	An effective annualized tax rate of approximately 30 percent;

•	Fully diluted shares outstanding of approximately 48 million; and

•	Expected cash outlays of approximately $40 million for capital expenditures and product development.

•	Projected results do not give effect to acquisitions that may be completed during 2004.

“We are proud of our accomplishments in 2003 and we are committed to maintaining our momentum in 2004,” continued Walsh. “Looking ahead, we expect to reverse the decline in net revenue we experienced in 2003 and that our operating results will continue to reflect our focus on improving returns for our shareholders. Most importantly, we intend to continue to position eFunds to capitalize on the growing needs of our customers globally and we remain very confident in the long-term prospects for our business.”

Conference Call
eFunds will hold a one-hour conference call today at 10:00 AM ET to discuss the Company’s fourth quarter and full year 2003 financial performance. To listen to the conference call, dial 800-399-5351 (International callers dial 706-643-1939.) The call will also be broadcast on the company’s website at www.efunds.com under “Investor Relations.” Interested parties are encouraged to click on the webcast link 10 to 15 minutes prior to the start of the conference call.

Replay Information:
A replay of the conference call will be available beginning two hours after the call’s completion and will play through midnight EST on March 10, 2004. You may access the replay by dialing 800-642-1687 (International callers dial 706-645-9291) and entering the Conference ID number 5244204. Additionally, you may replay the conference call via eFunds’ website at www.efunds.com.

About eFunds
Headquartered in Scottsdale, Ariz., eFunds Corporation (NYSE: EFD) is an industry leader with nearly 30 years of experience and expertise in electronic payments and risk management. eFunds provides electronic transaction processing, ATM solutions, risk management, professional and outsourcing services to financial institutions, electronic funds transfer networks, government agencies and retailers around the world.

Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance their relationships with their customers.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003.

eFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
(in thousands, except per share amounts)	2003		2002
Net revenue	$135,429	100.0%	$131,644	100.0%

Operating expenses
Processing, communication and service costs	57,042	42.1%	59,212	45.0%
Employee costs	43,492	32.1%	46,344	35.2%
Depreciation and amortization	9,338	6.9%	8,646	6.5%
Other operating costs	12,354	9.1%	15,484	11.8%
Restructuring, asset impairment and other charges	1,564	1.2%	—	0.0%
Reversal of provision for contract losses	(1,400)	-1.0%	—	0.0%

Total operating expenses	122,390	90.4%	129,686	98.5%

Income from operations	13,039	9.6%	1,958	1.5%
Other income — net	1,212	0.9%	362	0.3%

Income before income taxes	14,251	10.5%	2,320	1.8%
Provision for income taxes	(4,160)	-3.0%	(1,439)	-1.1%

Net income	$10,091	7.5%	$881	0.7%

Shares outstanding
Basic	47,108		46,667

Diluted	48,426		46,673

Earnings per share
Basic	$0.21		$0.02

Diluted	$0.21		$0.02

eFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31,
(in thousands, except per share amounts)	2003		2002
Net revenue	$532,054	100.0%	$543,107	100.0%

Operating expenses
Processing, communication and service costs	230,724	43.4%	226,151	41.6%
Employee costs	179,896	33.8%	185,719	34.2%
Depreciation and amortization	35,385	6.6%	36,972	6.8%
Other operating costs	46,780	8.8%	44,321	8.3%
Restructuring, asset impairment and other charges	4,209	0.8%	16,525	3.0%
Reversal of provision for contract losses	(3,650)	-0.7%	(2,000)	-0.4%

Total operating expenses	493,344	92.7%	507,688	93.5%

Income from operations	38,710	7.3%	35,419	6.5%
Other income — net	1,157	0.2%	734	0.2%

Income before income taxes	39,867	7.5%	36,153	6.7%
Provision for income taxes	(10,959)	-2.1%	(11,599)	-2.2%

Net income	$28,908	5.4%	$24,554	4.5%

Shares outstanding
Basic	46,854		46,588

Diluted	47,239		46,738

Earnings per share
Basic	$0.62		$0.53

Diluted	$0.61		$0.53

eFUNDS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(in thousands)	2003	2002
Current assets:
Cash and cash equivalents	$158,106	$119,487
Deposits subject to compensating balance arrangement	472	1,133
Restricted custodial cash	4,168	3,046
Accounts receivable — net	63,841	59,311
Other current assets	29,722	29,445
Assets held for sale	—	13,310

Total current assets	256,309	225,732

Property and equipment — net	49,629	50,764
Long-term investments	3,243	3,758
Intangibles-net and other non-current assets	203,156	179,164

Total assets	$512,337	$459,418

Current liabilities:
Accounts payable	$26,585	$33,074
Accrued liabilities	59,546	33,884
Accrued contract losses	1,890	7,578
Long-term debt due within one year	5,586	1,401

Total current liabilities	93,607	75,937

Long-term debt	1,667	1,338
Other long-term liabilities	15,401	18,623

Total liabilities	110,675	95,898

Stockholders’ equity:
Common stock	473	467
Additional paid-in capital	418,496	411,451
Accumulated deficit	(17,587)	(46,495)
Accumulated other comprehensive income (loss)	280	(1,903)

Stockholders’ equity	401,662	363,520

Total liabilities and stockholders’ equity	$512,337	$459,418

eFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,
(in thousands)	2003	2002
Cash flows from operating activities:
Net income	$28,908	$24,554
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	14,768	17,725
Amortization of intangibles	20,617	19,247
Loss on impairment or disposals of assets	1,731	7,980
Changes in assets and liabilities
Restricted custodial cash	(1,122)	(1,922)
Accounts receivable	(209)	20,199
Accounts payable	(8,130)	7,285
Other assets and liabilities	16,885	(20,276)

Net cash provided by operating activities	73,448	74,792

Cash flows from investing activities:
Capital expenditures	(21,954)	(20,861)
Acquisitions	(27,456)	(35,184)
Proceeds from sale of property and equipment	13,310	—
Other	(1,748)	(1,425)

Net cash used in investing activities	(37,848)	(57,470)

Cash flows from financing activities:
Payments on long-term debt	(3,248)	(2,835)
Issuance of common stock	6,267	3,129

Net cash provided by financing activities	3,019	294

Net increase in cash and cash equivalents	38,619	17,616
Cash and cash equivalents at beginning of period	119,487	101,871

Cash and cash equivalents at end of period	$158,106	$119,487

eFUNDS CORPORATION
SEGMENT SUMMARY DATA
(Unaudited)

	Three Months Ended
	December 31,		Change
(in thousands)	2003	2002	$	%
Net revenue:
Electronic payments	$50,239	$48,028	2,211	5%
ATM management	33,438	32,507	931	3%
Risk management	32,216	29,463	2,753	9%
Global outsourcing	19,536	21,646	(2,110)	(10%)

Total net revenue	135,429	131,644	3,785	3%

Operating expenses:
Processing, employee and other costs -
Electronic payments	35,626	33,627	1,999	6%
ATM management	32,049	32,531	(482)	(1%)
Risk management	19,256	22,171	(2,915)	(13%)
Global outsourcing	14,050	15,731	(1,681)	(11%)

Total processing, employee and other costs	100,981	104,060	(3,079)	(3%)

Allocated overhead -
Electronic payments	2,333	3,418	(1,085)	(32%)
ATM management	1,837	2,514	(677)	(27%)
Risk management	2,418	3,320	(902)	(27%)
Global outsourcing	1,981	2,811	(830)	(30%)
Corporate	12,676	13,563	(887)	(7%)

Total allocated overhead	21,245	25,626	(4,381)	(17%)

Restructuring, asset impairment and other charges, net of reversal of provision for contract losses -
Electronic payments	189	—	189
ATM management	—	—	—
Risk management	(60)	—	(60)
Global outsourcing	35	—	35
Corporate	—	—	—

Total restructuring, asset impairment and other charges, net of reversal of provision for contract losses	164	—	164

Income (loss) from operations:
Electronic payments	12,091	10,983	1,108	10%
ATM management	(448)	(2,538)	2,090	82%
Risk management	10,602	3,972	6,630	167%
Global outsourcing	3,470	3,104	366	12%
Corporate	(12,676)	(13,563)	887	7%

Total income from operations	$13,039	$1,958	11,081	566%

eFUNDS CORPORATION
SEGMENT SUMMARY DATA
(Unaudited)

	Year Ended
	December 31,		Change
(in thousands)	2003	2002	$	%
Net revenue:
Electronic payments	$183,556	$210,698	(27,142)	(13)%
ATM management	139,797	115,597	24,200	21%
Risk management	133,129	128,962	4,167	3%
Global outsourcing	75,572	87,850	(12,278)	(14)%

Total net revenue	532,054	543,107	(11,053)	(2)%

Operating expenses:
Processing, employee and other costs -
Electronic payments	132,141	133,999	(1,858)	(1)%
ATM management	132,015	112,866	19,149	17%
Risk management	83,900	98,008	(14,108)	(14)%
Global outsourcing	62,728	63,312	(584)	(1)%

Total processing, employee and other costs	410,784	408,185	2,599	1%

Allocated overhead -
Electronic payments	10,007	10,705	(698)	(7)%
ATM management	7,437	6,892	545	8%
Risk management	10,084	10,084	—	0%
Global outsourcing	8,088	8,526	(438)	(5)%
Corporate	46,385	48,771	(2,386)	(5)%

Total allocated overhead	82,001	84,978	(2,977)	(4)%

Restructuring, asset impairment and other charges, net of reversal of provision for contract losses -
Electronic payments	(1,082)	1,369	(2,451)	(179)%
ATM management	244	82	162	198%
Risk management	824	4,998	(4,174)	(84)%
Global outsourcing	877	1,216	(339)	(28)%
Corporate	(304)	6,860	(7,164)	(104)%

Total restructuring, asset impairment and other charges, net of reversal of provision for contract losses	559	14,525	(13,966)	(96)%

Income (loss) from operations:
Electronic payments	42,490	64,625	(22,135)	(34)%
ATM management	101	(4,243)	4,344	102%
Risk management	38,321	15,872	22,449	141%
Global outsourcing	3,879	14,796	(10,917)	(74)%
Corporate	(46,081)	(55,631)	9,550	17%

Total income from operations	$38,710	$35,419	3,291	9%